Exhibit 10.3

EXECUTION COPY

SENIOR BRIDGE TERM LOAN AGREEMENT

Dated as of October 23, 2013

among

MCKESSON CORPORATION,

the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Other Lenders Party Hereto

GOLDMAN SACHS BANK USA,

Syndication Agent

GOLDMAN SACHS BANK USA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Joint Bookrunners and Joint Lead Arrangers

i

3.07 Survival	38

ARTICLE IV. CONDITIONS PRECEDENT	38

4.01 Conditions Precedent to Effective Date	38

4.02 Conditions Precedent to Loans on the Closing Date	39

4.03 Conditions Precedent to Loans after the Closing Date	40

4.04 [Reserved]	41

4.05 Actions During Certain Funds Period	41

ARTICLE V. REPRESENTATIONS AND WARRANTIES	41

5.01 Corporate Existence and Power	41

5.02 Corporate Authorization; No Contravention	42

5.03 Governmental Authorization	42

5.04 Binding Effect	42

5.05 Litigation	42

5.06 No Default	42

5.07 Use of Proceeds; Margin Regulations	43

5.08 Financial Condition	43

5.09 Regulated Entities	43

5.10 No Burdensome Restrictions	43

5.11 Subsidiaries and Certain Liens As of the Effective Date	43

5.12 Taxes	44

5.13 OFAC, FCPA, USA PATRIOT Act	44

5.14 The Offer	45

ARTICLE VI. AFFIRMATIVE COVENANTS	45

6.01 Financial Statements	45

6.02 Certificates; Other Information	46

6.03 Notices	47

6.04 Preservation of Existence, Etc	48

6.05 Maintenance of Insurance	48

6.06 Payment of Taxes	48

6.07 Compliance with Laws	48

6.08 Books and Records	48

6.09 Inspection Rights	48

6.10 Use of Proceeds	48

6.11 Refinancing the Loans	49

6.12 The Offer and the Convertible Offer and Related Matters	49

ARTICLE VII. NEGATIVE COVENANTS	50

7.01 Liens	50

7.02 Consolidations and Mergers	51

7.03 Use of Proceeds	52

7.04 Maximum Debt to Capitalization Ratio	52

7.05 Swap Contracts	52

7.06 The Offer	52

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	53

8.01 Events of Default	53

8.02 Remedies Upon Event of Default	55

8.03 Application of Funds	56

8.04 Clean-up Period .	56

ARTICLE IX. ADMINISTRATIVE AGENT	57

9.01 Appointment and Authorization of Administrative Agent	57

9.02 Rights as a Lender	57

9.03 Exculpatory Provisions	58

9.04 Delegation of Duties	58

9.05 Reliance by Administrative Agent	59

9.06 Successor Administrative Agent	59

9.07 Non-Reliance on Administrative Agent and Other Lenders	60

9.08 No Other Duties, Etc	60

9.09 Administrative Agent May File Proofs of Claim	60

ARTICLE X. [RESERVED]	61

ARTICLE XI. MISCELLANEOUS	61

11.01 Amendments, Etc	61

11.02 Notices and Other Communications; Facsimile Copies	62

11.03 No Waiver; Cumulative Remedies; Enforcement	64

11.04 Expenses; Indemnity; Damage Waiver	64

11.05 Payments Set Aside	66

11.06 Successors and Assigns	67

11.07 Treatment of Certain Information; Confidentiality	70

11.08 Set-off	71

11.09 Interest Rate Limitation	72

11.10 Counterparts; Effectiveness	72

11.11 Integration	72

11.12 Survival of Representations and Warranties	72

11.13 Severability	72

11.14 Tax Forms	73

11.15 Replacement of Lenders	76

11.16 Governing Law	76

11.17 Waiver of Right to Trial by Jury	77

11.18 No Advisory or Fiduciary Responsibility	77

11.19 USA PATRIOT Act Notice	78

SCHEDULES

1.01 Specified Asset Sales

2.01 Commitments

5.11 Subsidiaries and Indebtedness Secured by Liens

11.02 Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A Loan Notice

B Note

C Compliance Certificate

D Assignment and Assumption

v

SENIOR BRIDGE TERM LOAN AGREEMENT

This SENIOR BRIDGE TERM LOAN AGREEMENT (“Agreement”) is entered into as of October 23, 2013, among MCKESSON CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, in connection with the Transactions (as defined below), the Borrower has requested that the Lenders and the Administrative Agent provide the Bridge Facility (as defined below), and the Lenders and the Administrative Agent are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“AA Fee Letter” means the letter agreement, dated October 23, 2013, between the Administrative Agent and the Borrower.

“Acquired Debt Default” means an event of default under a Relevant Obligation of a Person which becomes a Subsidiary after the date hereof, which event of default occurs by reason of the change of control of such Person resulting from the consummation of the transaction pursuant to which it becomes a Subsidiary. For avoidance of doubt, an event of default under another Relevant Obligation of the Borrower or a Subsidiary by virtue of a cross default to an event of default described in the preceding sentence is not an Acquired Debt Default.

“Acquisition” means the acquisition by Bidco of (a) the shares of Target pursuant to the Private Sale and the Offer and (b) the Convertible Bonds pursuant to the Convertible Offer.

“Acquisition Consideration” means the aggregate amount of cash consideration payable in connection with the Acquisition.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Agreement” means this Senior Bridge Term Loan Agreement.

“Applicable Rate” means, at any time of determination, the rate per annum determined by reference to the Debt Rating in effect at such time, as set forth below:

	Debt Ratings S&P/Moody’s/Fitch
	Pricing Level I: A-/A3/A- (or higher)		Pricing Level II: BBB+/ Baa1/ BBB+		Pricing Level III: BBB/ Baa2/BBB)		Pricing Level IV BBB-/ Baa3/BBB- (or lower
	Euro- Dollar	Base Rate	Euro- Dollar	Base Rate	Euro- Dollar	Base Rate	Euro- Dollar	Base Rate
Closing Date until 89 days following the Closing Date	1.00%	0.00%	1.25%	0.25%	1.50%	0.50%	1.75%	0.75%
90th Day following the Closing Date until 179th day following the Closing Date	1.25%	0.25%	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%
180th day following the Closing Date until 269th day following the Closing Date	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%	2.25%	1.25%
From the 270th day following the Closing Date and thereafter	1.75%	0.75%	2.00%	1.00%	2.25%	1.25%	2.50%	1.50%

For the purposes of the foregoing, “Debt Rating” means, as of any date of determination, the available ratings as determined by S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the Borrower shall maintain a rating of its non-credit-enhanced, senior unsecured long-term debt from only two of S&P, Moody’s and Fitch then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level IV being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Applicable Rate shall be determined by reference to a Debt Rating that is one Pricing Level lower than the higher of the Borrower’s two Debt Ratings, (b) if the Borrower shall maintain a Debt Rating of its non-credit-enhanced, senior unsecured long-term debt from only one of S&P, Moody’s and Fitch, then that single Debt Rating shall apply, (c) if the Borrower shall maintain a Debt Rating of its non-credit-enhanced, senior unsecured long-term debt from all three of S&P, Moody’s and Fitch and there is a difference in such Debt Ratings, (i) if there is a difference of only one Pricing Level between the highest and lowest of such Debt Ratings, the Applicable Rate shall be determined by reference to the higher Debt Rating, and (ii) if there is a difference of more than one Pricing Level between any of the Debt Ratings, and if two Debt Ratings are equivalent and the third Debt Rating is lower, the Applicable Rate shall be determined by reference to the higher Debt Rating; otherwise the Applicable Rate shall be determined by reference to a Debt Rating that is one Pricing Level below the highest of the Borrower’s three Debt Ratings and (d) if the Borrower shall fail to maintain any Debt Rating of its non-credit-enhanced, senior unsecured long-term debt from any of S&P, Moody’s and Fitch, then the Applicable Rate shall be the same as the Applicable Rate that would apply if the Borrower had the lowest Debt Ratings set forth in the Applicable Rate grid above.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as joint bookrunners and joint lead arrangers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel;

provided that no fees, expenses or disbursements shall qualify as Attorney Costs unless written evidence, prepared in reasonable detail, substantiating such fees, expenses and disbursements is available to the Borrower upon request.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended March 31, 2013, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“BaFin” means the German Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bidco” means Dragonfly GmbH & Co. KGaA, a partnership limited by shares incorporated under the laws of Germany and a Wholly-Owned Subsidiary of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Bridge Facility” means the Commitments and the Loans made hereunder.

“Business Combination Agreement” means the business combination agreement to be entered into between Bidco, the Borrower and the Target in connection with the Acquisition on or about the date of the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York, Charlotte, North Carolina or San Francisco, California (or, solely for the purpose of Section 2.01, on which commercial banks are authorized to close, or are in fact closed, in Frankfurt am Main, Germany) and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Certain Funds Period” means the period beginning on the Publication Date and ending on the earliest of (i) June 30, 2014, (ii) the Final Settlement Date and (iii) the date of the termination in full of the Commitments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 51% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (provided that “Change of Control” shall not include any such acquisition which occurs as part of a transaction consisting of (x) the Borrower becoming a wholly-owned subsidiary of a holding company and (y) the holders of the voting stock of such holding company immediately following such transaction are substantially the same as the holders of the Borrower’s voting stock immediately prior to such transaction); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means (a) the date on which each of the conditions precedent listed in Section 4.02 have been satisfied or waived pursuant to the terms hereof and (b) the initial Loans are made.

“Code” means the Internal Revenue Code of 1986.

“Commitments” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed the amount set forth opposite such Lenders’ name on Schedule 2.01 under the heading “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Convertible Bonds” means the Target’s outstanding convertible bonds described in the definition of Convertible Offer.

“Convertible Offer” means the voluntary offer made or to be made by Bidco to acquire all of the Target’s outstanding (a) convertible bonds in the nominal aggregate principal amount of EUR 350,000,000 due October 2014 (ISIN: DE000A1AN5K5, WKN: A1AN5K) which are convertible into new or existing no par value ordinary registered shares of the Target and (b) convertible bonds in the nominal aggregate principal amount of EUR 350,000,000 due April 2018 (ISIN: DE000A1GPH50, WKN: A1GPH5) which are convertible into new or existing no par value ordinary registered shares of the Target.

“Convertible Offer Document” means the offer document relating to the Convertible Offer and published or to be published by Bidco (as amended or supplemented from time to time in compliance with the terms of this Agreement).

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of any Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) has notified any Borrower, the Administrative Agent or any other Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied) or under other agreements in which it commits to extend credit, (iv) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such written confirmation by the Administrative Agent), (v) has, or has a direct or indirect parent company that has, (x) become the subject of an Insolvency Proceeding, (y) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (z) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment (provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority).

“Disposition” or “Dispose” means, with respect to any Person, (i) any sale, transfer, license, lease or other disposition of any property or assets by such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any Equity Issuance by any Subsidiary of such Person (excluding any such Equity Issuance that would, if made by the Borrower, constitute an Excluded Equity Issuance); provided that the term Disposition shall not include any loss of or damage to, or any condemnation or other taking of, any property or assets.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized or existing under the laws of the United States, any state of the United States or the District of Columbia.

“Domination Agreement” has the meaning specified in Section 6.12(c)(iii).

“Effective Date” means the date this Agreement becomes effective in accordance with Section 4.01 and 11.10.

“Eligible Assignee” has the meaning specified in Section 11.06(g).

“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines or penalties), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the release or threatened release of any Hazardous Materials into the environment.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means any issuance or sale by the Borrower after the Effective Date of (i) any of its Equity Interests or (ii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in it.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means (i) for any Interest Period with respect to any Eurodollar Rate Loan, or (ii) for any interest calculation with respect to a Base Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published by Reuters (or, if not available, such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;

provided that to the extent a successor rate is approved by the Administrative Agent in connection herewith, such successor rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such successor rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (i) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Equity Issuances” means any Equity Issuance of the Borrower pursuant to employee and other benefit plans, stock option or stock purchase plans, management equity plans, other benefit plans or compensation arrangements or accommodations for management, directors or employees of the Borrower existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stock holders of the Borrower.

“Excluded Taxes” has the meaning specified in Section 3.01(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning specified in Section 5.13(b).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the weighted average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the AA Fee Letter and JLA Fee Letter.

“Final Settlement Date” means the date on which all payments to be made by Bidco in connection with the Offer to settle acceptances during the Initial Acceptance Period pursuant to Section 16(1) of the German Takeover Code and the Subsequent Acceptance Period pursuant to Section 16(2) of the German Takeover Code have been made.

“Fitch” means Fitch, Inc., a majority-owned subsidiary of Fimalac, S.A., and any successor thereto.

“Foreign Lender” has the meaning specified in Section 11.14(a)(i).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of the United States or any political subdivision thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“German Takeover Code” means the German Securities Acquisition and Takeover Code (Wertpapiererwerbs- und Übernahmegesetz).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” has the meaning set forth in Section 1.03(c).

“Impacted Loans” has the meaning set forth in Section 3.03.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c) all non-contingent reimbursement or payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;

(d) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(e) capital leases and Synthetic Lease Obligations;

(f) net obligations of such Person under any Swap Contract;

(g) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and

(h) all indebtedness referred to in clauses (a) through (g) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.04.

“Indemnitees” has the meaning set forth in Section 11.04.

“Initial Acceptance Period” means the acceptance period (Annahmefrist) for the Offer pursuant to Section 16(1) of the German Takeover Code specified in the Offer Document (including any extensions thereof, if any).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under any Debtor Relief Law.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the fifth Business Day following the end of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“JLA Fee Letter” means the letter agreement, dated October 23, 2013, among the Borrower, the Administrative Agent and the Arrangers.

“Key Offer Terms” means the Maximum Offer Consideration and the conditions set forth in Section 4.2.1 of the Purchase Agreement in the form delivered to the Arrangers prior to the Effective Date.

“Key Convertible Offer Terms” means the Maximum Convertible Offer Consideration and the conditions set forth in Section 4.2.1 of the Purchase Agreement in the form delivered to the Arrangers prior to the Effective Date.

“Laws” means, collectively, all international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided that “Lien” shall not include (i) the interest of a lessor under an operating lease or (ii) the sale of accounts receivable).

“Lender” means a Lender that has a Commitment or holds a Loan.

“Loan” means a Loan made by a Lender to the Borrower under Section 2.01.

“Loan Documents” means this Agreement, any Notes, the Fee Letters and all other written certifications delivered to the Administrative Agent or any Lender pursuant to the terms hereof.

“Loan Notice” means a notice of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Major Default” means, with respect to the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) only, (a) a Default or an Event of Default under Section 8.01(a) or 8.01(c) (but solely as such Section 8.01(c) relates to a breach of Section 6.12(a)) or (b) an Event of Default under Section 8.01(b) (but solely as such Section 8.01(b) relates to a breach of Section 7.01, 7.02, 7.03 or 7.06), 8.01(d) (solely as it relates to a Major Representation), 8.01(e), 8.01(f), 8.01(g), 8.01(i) or 8.01(j)(ii).

“Major Representations” means, with respect to the Borrower and its Subsidiaries (other than the Target and its Subsidiaries) only, the representations and warranties contained in Sections 5.01(a), 5.01(b) and 5.02 (in each case, as they relate to the entering into and performance of the Loan Documents), Sections 5.04, 5.07, 5.09 and 5.13.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, (a) McKesson Canada, (b) the Target and its Subsidiaries and (c) any other Subsidiary having at such time 10% or more of the Borrower’s consolidated total (gross) revenues for the preceding four fiscal quarter period, as of the last day of the preceding fiscal quarter based upon the Borrower’s most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.

“Maturity Date” means the date that is 364 days after the Closing Date (or, if such a day is not a Business Day, the immediately preceding Business Day).

“Maximum Convertible Offer Consideration” means, on a price or value per bond basis, the respective amount of cash consideration per bond for the Convertible Bonds due October 2014 and for the Convertible Bonds due April 2018, in each case as set forth in Section 2.1.2 of the Purchase Agreement in the form delivered to the Arrangers prior to the Effective Date.

“Maximum Offer Consideration” means, on a price or value per share basis, the Base Purchase Price Per Share as defined in and set forth in Section 3.1 of the Purchase Agreement in the form delivered to the Arrangers prior to the Effective Date.

“McKesson Canada” means McKesson Canada Corporation, a Nova Scotia unlimited company and indirect Wholly-Owned Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any Disposition by the Borrower or any Subsidiary, the aggregate amount of all cash proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment, or otherwise, but only as and when received) received by the Borrower or a Subsidiary in respect of such Disposition, net of (i) all reasonable third-party attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other fees and expenses incurred by the Borrower or a Subsidiary in connection with such Disposition, (ii) all Taxes (including Taxes arising out of the distribution of such cash proceeds by a Foreign Subsidiary directly or indirectly to the Borrower or a Subsidiary by one or more intermediate Subsidiaries or another Subsidiary organized and existing under the laws of the United States of America or any political subdivision thereof (such Taxes, “Specified Taxes”)) paid or reasonably estimated to be payable as a result thereof, (iii) any liabilities or obligations associated with the property or assets Disposed of in such Disposition and retained, indemnified or insured by the Borrower or a Subsidiary after such Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Disposition, (iv) all payments made, and all installment payments required to be made, with respect to any obligation (x) that is secured by any property or assets subject to such Disposition, in accordance with the terms of any Lien upon such property or assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law, be repaid out of the proceeds from such Disposition, (v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Disposition, or to any other Person (other than the Borrower or a Subsidiary) owning a beneficial interest in the property or assets Disposed of in such Disposition and (vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or a Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved or (y) paid or payable by the Borrower or a Subsidiary, in either case in respect of such Disposition, (b) with respect to any Property Loss Event, the aggregate amount of all cash proceeds received by the Borrower or any Subsidiary unless the repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence, net of (i) amounts applied or committed to be applied, to the restoration or repair of damaged property or assets or to the purchase price of replacement property or assets or other similar property or assets useful in the business of the Borrower or its Subsidiaries within 270 days after the receipt of such proceeds and (ii) Taxes, including Specified Taxes, and (c) with respect to any other Reduction Event, the aggregate amount of all cash proceeds received by the Borrower or any Subsidiary in respect of such Reduction Event, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrower or such Subsidiary in connection therewith and net of Taxes paid or estimated to be payable as a result thereof.

“Net Worth” means (a) the sum of (i) the capital stock, (ii) additional paid in capital, (iii) retained earnings (or minus accumulated deficits) and (iv) accumulated other comprehensive income, minus (b) treasury stock, in each case, of the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP on such date.

“Note” means a promissory note executed by the Borrower in favor of a Lender pursuant to Section 2.11, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 5.13(a).

“Offer” means the voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) made or to be made by Bidco to the shareholders of the Target pursuant to the German Takeover Code for the acquisition of all the shares in the Target on the terms and conditions of the Offer Document.

“Offer Announcement” means the announcement by Bidco of its decision to make the Offer and published or to be published by Bidco pursuant to Section 10(3) of the German Takeover Code.

“Offer Document” means the offer document (Angebotsunterlage) relating to the Offer and published or to be published by Bidco pursuant to Section 14(3) of the German Takeover Code (as amended or supplemented from time to time in compliance with the terms of this Agreement).

“Organization Documents” means, with respect to (a) any corporation, the certificate or articles of incorporation and the bylaws, (b) any limited liability company, the certificate of formation and limited liability company agreement or operating agreement, (c) any partnership, the certificate of formation and partnership agreement and (d) any organization incorporated or formed in any non-U.S. jurisdiction, constitutive documents with respect to such organization that are equivalent or comparable to the foregoing, as may be applicable.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permanent Financing” means senior unsecured notes or equity or equity-linked securities to be issued by the Borrower through a public offering or in a private placement or one or more senior bank credit facilities to be entered into by the Borrower, in each case, to refinance the Bridge Facility.

“Permitted Assignee” means each “Permitted Assignee” identified in writing by the Arrangers and approved by the Borrower prior to the date hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Private Sale” means the acquisition of approximately 50.01% of the shares of the Target pursuant to the Purchase Agreement.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is either (x) the amount of the undrawn Commitment of such Lender at such time or (y) the aggregate outstanding principal amount of the Loans of such Lender at such time, and the denominator of which is either (x) the aggregate amount of the undrawn Commitments at such time or (y) the aggregate outstanding principal amount of the Loans at such time, in each case as the context may require.

“Proceedings” has the meaning set forth in Section 6.03(c).

“Property Loss Event” means (a) any loss of or damage to property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of proceeds of insurance (other than business interruption insurance) exceeding $50,000,000 (individually or in the aggregate) or (b) any taking of property or assets of the Borrower and its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof exceeding $50,000,000 (individually or in the aggregate).

“Publication Date” means the date on which the Offer Document is published pursuant to Section 14(3) of the German Takeover Act.

“Purchase Agreement” means the Share Purchase Agreement among the Borrower, Bidco and Franz Haniel & Cie. GmbH relating to the sale and purchase of approximately 50.01% of the shares of the Target, to be entered into on or about October 23, 2013.

“Qualified Receivables Transaction” mean any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in (all of the following constituting “Receivables Program Assets”), any accounts receivable (whether now existing or arising in the future) or inventory of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

“Receivables Subsidiary” means a Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable or inventory (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse or obligates the Borrower or any Subsidiary of the Borrower in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither the Borrower nor any Subsidiary of the Borrower has any obligations to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. CGSF Funding Corporation, a Delaware corporation, shall be deemed a Receivables Subsidiary.

“Reduction Amount” means, in relation to any Reduction Event, the largest integral multiple of $1,000,000 that does not exceed the amount of the related Net Cash Proceeds.

“Reduction Event” means any Specified Asset Sale, Property Loss Event, Specified Debt Financing or Specified Equity Issuance.

“Register” has the meaning set forth in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Obligation” has the meaning set forth in Section 8.01(e).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time non-Defaulting Lenders holding more than 50% of the aggregate amount of (i) the undrawn Commitments then effective and (ii) the Total Outstandings of all Lenders, exclusive in the case of (i) and (ii) of the Commitment and Loans of any Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination, decree or order of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, including but not limited to any Environmental Law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, corporate vice president or the treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” has the meaning specified in Section 5.13(a).

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Asset Sale” means any Disposition or series of related Dispositions by the Borrower or any of its Subsidiaries outside the ordinary course of business; provided that “Specified Asset Sale” shall not include (i) a Disposition or series of related Dispositions the Net Cash Proceeds of which do not exceed $50,000,000 in the aggregate for such Disposition or series of related Dispositions, (ii) Dispositions by the Borrower to any Subsidiary,

(iii) Dispositions by any Subsidiary to the Borrower or any other Subsidiary, (iv) Dispositions by Foreign Subsidiaries to the extent that, in the case of this clause (iv), repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence; (v) Dispositions in connection with Indebtedness pursuant to receivables facilities or securitization facilities excluded from the definition of “Specified Debt Financing” pursuant to clause (i) thereof; or (vi) Dispositions referenced in Schedule 1.01.

“Specified Debt Financing” means any issuance of debt securities (whether in a public offering or a private placement) or borrowing of loans (other than the Loans but including, for the avoidance of doubt, borrowings under accounts receivables facilities) by the Borrower or any Subsidiary for gross proceeds exceeding $50,000,000 (individually or in the aggregate), including any Permanent Financing, but in each case excluding (i) incurrence of Indebtedness pursuant to credit facilities, receivables facilities or securitization facilities existing on the Effective Date (including any refinancing, renewal or extension of any such facilities that does not increase the principal amount thereof) or issuance of commercial paper supported by such facilities, (ii) any transactions between the Borrower and any Subsidiary and (iii) any transaction between or among Subsidiaries.

“Specified Equity Issuance” means any Equity Issuance by the Borrower other than an Excluded Equity Issuance.

“Specified Taxes” has the meaning specified in the definition of “Net Cash Proceeds”.

“Subsequent Acceptance Period” means the subsequent acceptance period (weitere Annahmefrist) for the Offer pursuant to Section 16(2) of the German Takeover Code.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor” has the meaning set forth in Section 7.02(e).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind (other than Eligible ASRs, as defined below), and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement (other than Eligible ASRs). “Eligible ASR” shall mean any accelerated share repurchase documented under a Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Goldman Sachs Bank USA, in its capacity as syndication agent under any of the Loan Documents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means Celesio AG, a stock corporation incorporated under the laws of Germany.

“Taxes” has the meaning specified in Section 3.01(a).

“Total Capitalization” means, on any date, the sum of (a) Total Debt and (b) the Net Worth on such date.

“Total Debt” means, on any date, the difference of (a) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis on such date, minus (b) Indebtedness incurred by any Receivables Subsidiary in connection with a Qualified Receivables Transaction.

“Total Outstandings” means (a) as to all Lenders at any date of determination, the Outstanding Amount and (b) as to any Lender at any date of determination, the sum of the Outstanding Amount of all Loans of such Lender.

“Transactions” means (i) the Acquisition, (ii) the execution, delivery and performance of this Agreement including the funding of the Loans hereunder and the application of the proceeds thereof, and (iii) payment of the Transaction Costs.

“Transaction Costs” means fees and expenses incurred in connection with the Transactions.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unconditional Date” means the date on which all conditions of the Offer specified in the Offer Document have been satisfied (or, to the extent permitted hereunder, waived or treated as satisfied by Bidco).

“Undrawn Commitment Fee Rate” means, at any time of determination, the rate per annum determined by reference to the Debt Rating in effect at such time, as set forth below:

	Debt Ratings S&P/Moody’s/Fitch
	Pricing Level I: A-/A3/A- (or higher)	Pricing Level II: BBB+/ Baa1/BBB+	Pricing Level III: BBB/ Baa2/BBB	Pricing Level IV BBB-/ Baa3/BBB (or lower)
Undrawn Commitment Fee Rate	0.10%	0.125%	0.15%	0.20%

Split Debt Ratings shall be determined as specified in the definition of “Debt Rating,” provided that all references to “Applicable Rate” shall refer to “Undrawn Commitment Fee Rate”.

Each change in the Undrawn Commitment Fee Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class or other interests having ordinary voting power, and 100% of the capital stock of every other class or other interests, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) If the Borrower shall elect as of the end of any financial reporting period to prepare financial statements in accordance with International Financial Reporting Standards, as published by the International Accounting Standards Board (“IFRS”), rather than GAAP, then, following delivery to Administrative Agent of a completed Compliance Certificate attaching the information required to be delivered for such financial reporting period, the parties hereto shall use their best efforts to amend (in a manner mutually satisfactory to Lenders and the Borrower) the thresholds or methods of calculation of any financial ratio or requirement set forth in any Loan Document such that compliance therewith is neither more nor less burdensome (as determined by the Required Lenders in their sole discretion) to the Borrower as a result of such conversion to IFRS and, thereafter, all references in the Loan Documents to GAAP shall be deemed references to IFRS.

(d) All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower on any Business Day during the Certain Funds Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment at such time, which Loans shall be made in up to two drawings as follows: (i) the first drawing shall occur within 5 Business Days after the publication of the results announcement by Bidco pursuant to Section 23(1) no. 2 of the German Takeover Code and (ii) the second drawing shall occur within 5 Business Days after the publication of the results announcement by Bidco pursuant to Section 23(1) no. 3 of the German Takeover Code; provided that if any merger control clearance requirement in relation to the Acquisition which is a condition of the Offer or any other condition of the Offer capable of being satisfied after the expiry of the Initial Acceptance Period has not been satisfied or waived prior to or upon the expiry of the Initial

Acceptance Period, Loans must be drawn in a single drawing during the Certain Funds Period within the timeframes for the settlement of the Offer set forth in the Offer Document (i.e., if the Unconditional Date is after the expiry of the Subsequent Acceptance Period, in any event no later than 8 Business Days after the Unconditional Date). Each Lender’s Commitment shall automatically be reduced by the amount of each Loan made by such Lender, such reduction to be effective immediately following the making of such Loan by such Lender. The Commitments are not revolving in nature, and amounts borrowed under this Section 2.01 and repaid under Section 2.07 or prepaid under Section 2.05 or 2.06 may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; provided that such notice may be received by the Administrative Agent one Business Day prior to a borrowing on the Closing Date, and (ii) on the requested date of any borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing, conversion or continuation of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing of Loans, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which, in each case, shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a borrowing of Loans, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in ARTICLE IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time.

2.03 [RESERVED].

2.04 [RESERVED].

2.05 Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 9:00 a.m., (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans. Any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory Commitment Reductions and Prepayments.

(i) Upon the occurrence of any Reduction Event, the Borrower shall apply an amount equal to the related Reduction Amount first to ratably prepay the outstanding Loans (if any) and second, to permanently and ratably reduce Commitments, any such prepayment to be effected within five Business Days after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event and any such reduction to be effective immediately after receipt by the Borrower or, as applicable, its Subsidiary of the Net Cash Proceeds from such Reduction Event. The Borrower shall notify the Administrative Agent of any Reduction Event and the related Reduction Amount not later than the date of such Reduction Event, and the Administrative Agent shall promptly notify the Lenders thereof. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. All undrawn commitment fees accrued on any reduced Commitments shall be paid on the effective date of such reduction. Any reduction of Commitments or prepayment of Loans shall be applied to the Loans or Commitments of the Lenders in accordance with their Pro Rata Share.

(ii) The Commitments shall automatically terminate in full (x) if the Offer Document has not been published pursuant to section 14(3) of the German Takeover Code on or prior to December 11, 2013, (y) on the last day of the Certain Funds Period if the initial funding of the Loans shall not have occurred prior to such date and (z) if the Offer lapses.

(iii) The unused portion of the Commitments shall automatically terminate on (x) if the Closing Date occurred as contemplated by Section 2.01, the date that is three weeks following the Closing Date and (y) if the Closing Date occurred as contemplated by the proviso to Section 2.01, on the Closing Date after giving effect to the Loans required to be made on the Closing Date.

2.06 Voluntary Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. one Business Day prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the applicable Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All undrawn commitment fees accrued until the effective date of any termination of the applicable Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Undrawn Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, an undrawn commitment fee which shall accrue at the applicable Undrawn Commitment Fee Rate then in effect on the daily amount of the undrawn Commitment of such Lender during the period from and including the date that is 60 days after the Effective Date and shall be payable quarterly in arrears on the fifth Business Day.

(b) Duration Fee. If the Loans have not been repaid in full in cash on or prior to:

(i) the 90th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.50% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share;

(ii) the 180th day after the Closing Date, a fully earned and non-refundable duration fee equal to 0.75% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share; and

(iii) the 270th day after the Closing Date, a fully earned and non-refundable duration fee equal to 1.00% of the aggregate principal amount of Loans then outstanding shall be due and payable by the Borrower on such date to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share.

(c) Reserved.

(d) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters, as applicable. Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and, except to the extent expressly otherwise agreed, shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative

Agent, for the account of the Lenders, at the Administrative Agent’s Office in Dollars not later than 12:00 noon on the date specified herein in immediately available funds. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after the applicable time specified in this Section 2.12(a) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then such Lender and the Borrower agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of (1) the Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the related Loan. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (1) the Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Any prepayment of Loans or Commitment reduction, whether voluntary or mandatory, required to be made with respect to the Commitments or Loans under this Agreement shall be allocated pro rata amongst the Lenders to reduce, first, Loans until such Loans have been reduced to $0 and second, Commitments until such Commitments have been reduced to $0.

(g) Notwithstanding anything in Section 2.12(f) or anything else herein to the contrary, any prepayment of any Loans or reduction of Commitments, whether voluntary or mandatory, to be made with respect to the Commitments or Loans of Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC under this Agreement shall be allocated between their respective Commitments or Loans, as applicable, as Goldman Sachs Bank and Goldman Sachs Lending Partners LLC shall designate by notice in writing to the Administrative Agent.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, fees shall cease to accrue on the undrawn portion of the Commitment of such Defaulting Lender pursuant to Section 2.09.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities, other than Excluded Taxes, being hereinafter referred to as “Taxes”), except as required by applicable Law. For purposes of any Loan Document, “Excluded Taxes” shall mean, (i) in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income (however denominated), franchise taxes (in lieu of net income taxes) and branch profits taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its principal office or lending office or carries on business through a permanent establishment, (ii) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 11.15), any United States withholding tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender acquires such interest in the Loan or Commitment or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest or to such Lender immediately before it changed its lending office, and (iii) taxes imposed under FATCA. If the Borrower or the Administrative Agent shall be required by any applicable Law to deduct any Taxes or Excluded

Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) in the case of Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Administrative Agent, as the case may be, shall make such deductions, (iii) the Borrower or the Administrative Agent, as the case may be, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, where the payment is by the Borrower, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court or documentary taxes and any other similar excise or property taxes or charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Subject to Section 11.14(a)(iii), each Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(c) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(d) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund (whether by way of a direct payment or by offset) of any Taxes or Other Taxes paid or indemnified by the Borrower under this Section 3.01, it shall pay to the Borrower the amount of such refund (but only to the extent of payments by the Borrower made under this Section 3.01 with respect to Taxes giving rise to such refund, and net of all reasonable out-of-pocket expenses (including any Taxes) of such Lender or the Administrative Agent and, for the avoidance of doubt, without interest other than any interest paid by the relevant Governmental Authority with respect to such refund) if (i) payment of the Taxes or Other Taxes being refunded has been made in full as and when required pursuant to this Section 3.01 and (ii) the Borrower agrees in writing to repay the amount of such refund, together with interest thereon, to the applicable Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to the Governmental Authority that imposed the Tax or Other Tax being refunded. Notwithstanding anything to the contrary in this paragraph (d), in no event will the Lender or the Administrative Agent, as the case may be, be required to pay any amount to the Borrower, pursuant to this paragraph (d) the payment of which would place the Lender or the Administrative Agent in a less favorable net after-tax position than it would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Lender or the Administrative Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) Upon any Lender’s giving notice and suspending its obligations relating to Eurodollar Rate Loans in accordance with Section 3.02(a), the Borrower may replace such Lender in accordance with Section 11.15.

3.03 Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) the Administrative Agent reasonably determines that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) without cost or penalty or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii) subject any Lender or the Administrative Agent to any taxes of any kind whatsoever (other than (A) Taxes imposed on payments under any Loan Document, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that notwithstanding the provisions of Sections 3.04(a) and (b), (i) the Borrower shall only be liable for amounts in respect of increased costs or reductions for the period beginning up to six months prior to the date on which such demand was made (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof), and (ii) the Lender claiming compensation therefor shall have applied consistent return metrics applied to other similarly situated borrowers or obligors with respect to such increased costs or reductions.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.15; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that the Borrower shall have no obligation to pay to any Lender any of the foregoing amounts incurred in connection with such Lender being a Defaulting Lender.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this ARTICLE III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided, that in the case of any such certificate delivered pursuant to Section 3.04, such certificate (i) sets forth in reasonable detail the amount or amounts payable to such Lender pursuant to Sections 3.04(a) and (b) and the basis for determining such amount or amounts and (ii) explains the methodology used to determine such amount. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.04 or if the Borrower is required to pay amounts to any Lender under Section 3.01 as a result of any Taxes or Other Taxes, in each case the Borrower may replace such Lender in accordance with Section 11.15.

3.07 Survival. All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions Precedent to Effective Date. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or PDFs (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower:

(i) executed counterparts of this Agreement satisfying the requirements of Section 11.10;

(ii) a customary certificate of the Secretary or Assistant Secretary of the Borrower attaching copies of its certificate of incorporation and by-laws as in effect on the Effective Date, a good standing certificate for it from the Secretary of State of the State of Delaware dated as of a recent date and resolutions of its Board of Directors authorizing execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and

(iii) a customary incumbency certificate in respect of each of the officers of the Borrower who are authorized to sign this Agreement and the other Loan Documents on its behalf and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

(b) All fees required by the Loan Documents to be paid (including fees payable on or prior to the Effective Date pursuant to the Fee Letters) by the Borrower, and all invoiced expenses (including Attorney Costs) required to be paid by the Borrower, to the Administrative Agent, the Arrangers or any Lender prior to the Effective Date shall have been paid, to the extent that such invoices have been presented to the Borrower at least two (2) Business Days prior to the Effective Date.

(c) The Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case that has been requested in writing prior to the Effective Date.

(d) The representations and warranties of the Borrower contained in ARTICLE V (other than Section 5.14) or any other Loan Document shall be true and correct on and as of the Effective Date and there shall be no Default hereunder, and the Borrower shall have delivered a certificate from a Responsible Officer certifying to the satisfaction of the condition precedent in this clause (d).

(e) The Borrower shall have received (x) a copy of the fully executed Purchase Agreement, (y) a copy of the Business Combination Agreement, and (z) a copy of the Offer Announcement, in each case, in form and substance satisfactory to the Lenders.

4.02 Conditions Precedent to Loans on the Closing Date. The obligation of each Lender to make Loans on the Closing Date is subject to the occurrence of the Effective Date and satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of favorable opinions, addressed to the Administrative Agent and the Lenders, of Morrison & Forester LLP and Wade Estey, Senior Counsel of the Borrower, each in substantially the form agreed prior to the Effective Date.

(b) The Major Representations shall be true and correct as of the Closing Date and no Major Default shall be continuing or shall occur as a result of the Transactions on the Closing Date.

(c) (i) Except for the payment of the consideration in connection with the Private Sale pursuant to the Purchase Agreement, all conditions precedent for the consummation of the Private Sale shall have been satisfied in accordance with the Purchase Agreement on or prior to the last day of the Certain Funds Period and the Purchase Agreement shall not have been amended, supplemented or modified, and no condition shall have been waived or consent thereunder granted, in any respect that is not permitted by Section 7.06(a), (ii) delivery to the Arrangers of (A) a copy of the draft Offer Document incorporating the Key Offer Terms and otherwise in form and substance reasonably satisfactory to the Arrangers at least 3 Business Days prior to submission to the BaFin, and (B) a copy of the draft Convertible Offer Document incorporating the Key Convertible Offer Terms and otherwise in form and substance reasonably satisfactory to the Arrangers at least 3 Business Days prior to its publication, in each case accompanied by a certificate of a Responsible Officer confirming that such draft Offer Document or draft Convertible Offer Document contains all of the terms of the Offer or Convertible Offer, as applicable, (iii) delivery to the Arrangers of (A) copies of any amendments, supplements or modifications to the Purchase Agreement, and (B) copies of any amendments, supplements or modifications to, the Offer Document and the Convertible Offer Document since the drafts referred to in clause (ii), (iv) the Unconditional Date shall have occurred and the Initial Acceptance Period shall have expired and (v) unless otherwise agreed by the Arrangers (which consent shall not be unreasonably withheld), the Closing Date shall not occur prior to January 17, 2014.

(d) The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three most recent fiscal years ended at least ninety (90) days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter ended at least sixty (60) days before the Closing Date, which financial statements of the Borrower shall meet the requirements of Regulation S-X under the Securities Act.

(e) The Arrangers shall have received copies of the audited consolidated financial statements of the Target for the three most recent fiscal years ended at least 90 days prior the Closing Date and the most recent semi-annual financial statements for the Target.

(f) All fees required by the Loan Documents to be paid (including fees payable on or prior to the Closing Date pursuant to the Fee Letters) by the Borrower, and all invoiced expenses (including Attorney Costs) required to be paid by the Borrower, to the Administrative Agent, the Arrangers or any Lender prior to the Closing Date shall have been paid, to the extent that such invoices have been presented to the Borrower at least three (3) Business Days prior to the Closing Date.

(g) The Arrangers shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case that has been requested in writing at least ten (10) days prior to the Closing Date.

(h) The Administrative Agent shall have received a Loan Notice from the Borrower in accordance with the requirements hereof.

(i) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower confirming satisfaction of the conditions in clauses (b), (c)(i) and (c)(iv) of this Section 4.02.

4.03 Conditions Precedent to Loans after the Closing Date. The obligation of each Lender to make Loans after the Closing Date is subject to the occurrence of the Closing Date and the satisfaction of the following conditions precedent:

(a) The Major Representations shall be true and correct as of the date of funding of such Loans and no Major Default shall be continuing on such date or shall occur as a result thereof.

(b) The Subsequent Acceptance Period shall have expired.

(c) All fees required by the Loan Documents to be paid (including fees payable on or prior to such funding pursuant to the Fee Letters) by the Borrower, and all invoiced expenses (including Attorney Costs) required to be paid by the Borrower, to the Administrative Agent, the Arrangers or any Lender prior to such funding shall have been paid, to the extent that such invoices have been presented to the Borrower at least three (3) Business Days prior to the date of such funding.

(d) The Administrative Agent shall have received a Loan Notice from the Borrower in accordance with the requirements hereof.

(e) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower confirming the satisfaction of the conditions in clauses (a) and (b) of this Section 4.03.

4.04 [Reserved].

4.05 Actions During Certain Funds Period. During the Certain Funds Period (notwithstanding any provision of this Agreement to the contrary), unless a Major Default has occurred and is continuing, none of the Lenders or the Administrative Agent shall be entitled to, without the consent of the Borrower:

(a) refuse to make any Loan as provided in Section 2.01 if the conditions set forth in Section 4.02 or 4.03, as applicable, are satisfied;

(b) terminate any Commitment where to do so would prevent or limit the making of a Loan (except as otherwise expressly contemplated in ARTICLE II);

(c) rescind, terminate or cancel this Agreement or the credit facilities provided for herein where to do so would prevent or limit the making of a Loan; or

(d) exercise any right of setoff or counterclaim in respect of any Loan where to do so would prevent or limit the making of a Loan;

provided that immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or available for use during the Certain Funds Period.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants on the Effective Date (other than in respect of Section 5.14 only), the Closing Date and the date of each Borrowing hereunder to the Administrative Agent and each Lender (it being understood that the accuracy of the representations are not a condition precedent to borrowing except as set forth in Article IV) that:

5.01 Corporate Existence and Power. The Borrower and each of its Subsidiaries:

(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

(b) has the power and authority and all required governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law;

except, (i) with respect to Subsidiaries other than Material Subsidiaries, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to the Borrower and its Material Subsidiaries, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is party, and any Borrowing as of the date of such Borrowing have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of the Borrower’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

(c) violate any Requirement of Law.

5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of the Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Litigation.

There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect as of the Effective Date. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Effective Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect as of the Effective Date, or that would, if such default had occurred after the Effective Date, create an Event of Default under Section 8.01(e).

5.07 Use of Proceeds; Margin Regulations.

(a) The proceeds of the Loans are to be used solely for the purposes set forth in Section 6.10.

(b) Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

5.08 Financial Condition. (a) The Audited Financial Statements:

(A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of the unaudited statements to ordinary, good faith year end audit adjustments;

(B) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof required to be shown in accordance with GAAP.

(b) Since March 31, 2013, there has been no Material Adverse Effect.

5.09 Regulated Entities. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is or is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal, state or other statute or regulation limiting its ability to incur Indebtedness.

5.10 No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

5.11 Subsidiaries and Certain Liens As of the Effective Date. As of the Effective Date, the Borrower has no Subsidiaries other than those listed in part (a) of Schedule 5.11 hereto. As of the Effective Date, part (b) of Schedule 5.11 describes all outstanding Indebtedness of the Borrower and its Subsidiaries for borrowed money in excess of $25,000,000 that is secured by a Lien existing on property of the Borrower or any of its Subsidiaries.

5.12 Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. As of the Effective Date, neither the Borrower nor any Subsidiary thereof is a party to any tax sharing agreement other than an agreement solely between the Borrower and one or more Subsidiaries.

5.13 OFAC, FCPA, USA PATRIOT Act. (a) None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer employee, agent or affiliate of the Borrower or any such Subsidiary is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any international economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(b) The Borrower will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, to the extent that any such activity or business, or the funding of any such activity or business, would be in violation of the Sanctions or would be prohibited for a U.S. Person pursuant to any Sanctions.

(c) The Borrower has implemented and will maintain in effect and use reasonable commercial efforts to enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, employees and agents with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and all other anti-corruption laws applicable to the Borrower and its Subsidiaries.

(d) The Borrower, its Subsidiaries and, to the knowledge of the Borrower, each of its and its Subsidiaries’ respective employees, agents and Affiliates are in compliance in all material respects with the FCPA, all other anti-corruption laws and all Sanctions applicable to the Borrower and its Subsidiaries.

(e) No part of the proceeds of the Loans will be used directly or, to the knowledge of the Borrower, indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other applicable anti-corruption law.

(f) The Borrower is in compliance with the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act.

5.14 The Offer. The Offer Document (or, as the case may be, the draft Offer Document) contains all of the terms of the Offer and the Convertible Offer Document (or, as the case may be, the draft Convertible Offer Document) contains all of the terms of the Convertible Offer.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 11.04(b) that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 70 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another nationally recognized independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending December 31, 2013, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which it is publicly available at no charge on the EDGAR system of the United States Securities and Exchange Commission, (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (iii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another similar electronic system (a “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower under Section 6.01(a), 6.01(b), 6.02(a) and 6.02(b) (and any other such materials and/or information to the extent the Borrower has previously consented in writing) (collectively, “Borrower Materials”) by posting the Borrower Materials on a Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as publicly available information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of a Platform designated “Public Investor”; and (d) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of a Platform not designated “Public Investor”.

6.03 Notices. The Borrower shall promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) promptly upon any Responsible Officer of the Borrower obtaining knowledge thereof of (i) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries (collectively “Proceedings”) not previously disclosed in writing by the Borrower to the Lenders or (ii) any material development in any Proceeding that, in the case of clause (i) or (ii) above, (A) has a reasonable possibility of giving rise to a Material Adverse Effect; or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, together with such other information as may be reasonably available to Borrower that the Administrative Agent requests to enable the Administrative Agent and the Lenders to evaluate such matters;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e) of any announcement by S&P, Moody’s or Fitch of any change or possible change in a Debt Rating; and

(f) of (i) the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount in excess of $50,000,000 during the term of this Agreement, or (ii) the existence of an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds 3% of Net Worth.

Notification delivered to the Administrative Agent and each Lender by the Borrower under this Section 6.03 shall satisfy the notice obligation of the Borrower hereunder. Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Preservation of Existence, Etc. The Borrower shall, and shall cause its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 and (b) take all reasonable action to maintain all governmental rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in connection with transactions permitted by Section 7.02 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05 Maintenance of Insurance. The Borrower shall, and shall cause its Material Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance (including self-insurance) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as the Borrower reasonably deems prudent from time to time.

6.06 Payment of Taxes. The Borrower shall, and shall cause its Material Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (other than obligations that a Responsible Officer is not aware of or are of a nominal amount), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.07 Compliance with Laws. The Borrower shall, and shall cause its Material Subsidiaries to, comply in all material respects with the Requirements of Law applicable to it or to its business, except in such instances in which (a) a Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. The Borrower shall, and shall cause its Material Subsidiaries to, maintain in all material respects proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Material Subsidiary, as the case may be.

6.09 Inspection Rights. The Borrower shall, and shall cause its Material Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Borrower at any time during normal business hours and without advance notice.

6.10 Use of Proceeds. The proceeds of the Loans will be used to pay the Acquisition Consideration and related Transaction Costs.

6.11 Refinancing the Loans. The Borrower shall use all commercially reasonable efforts to refinance the Loans and Commitments as promptly as reasonably practicable following the Closing Date and in connection therewith shall use its commercially reasonable efforts to deliver to the Arrangers as promptly as reasonably practicable (i) customary pro forma financial statements for the Borrower (giving effect to the Initial Share Purchase) meeting the requirements of Regulation S-X and (ii) a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum for use in a customary “roadshow” for an investment grade issuer and which will be in a form that will enable the independent registered accountants of the Borrower and the Acquired Business to render a customary “comfort letter” (including customary “negative assurance”).

6.12 The Offer and the Convertible Offer and Related Matters.

(a) The Borrower shall cause Bidco to conduct (i) the Offer in accordance with, and otherwise comply in all material respects with, the German Takeover Code and all other applicable laws and regulations relating to the Offer and (ii) the Convertible Offer in accordance with, and otherwise comply in all material respects with all applicable laws and regulations relating to, the Convertible Offer.

(b) The Borrower shall promptly deliver to the Administrative Agent: (i) (A) at least 3 Business Days prior to the first submission to BaFin (and as soon as reasonably practicable prior to each other submission to BaFin, if any), a copy of the draft Offer Document to be submitted to BaFin; and (B) promptly after its publication, a copy of any amendment, supplement or modification to the Offer Document; and (ii) (A) at least 3 Business Days prior to its publication, a copy of the draft Convertible Offer Document; and (B) promptly after its publication, a copy of any amendment or supplement to the Convertible Offer Document.

(c) The Borrower shall keep the Administrative Agent reasonably informed as to the status and progress of the Offer and the Convertible Offer, and any material post-Acquisition transactions related thereto, including without limitation (i) any event or circumstance which may cause the Offer to lapse and, promptly upon request, details of the current level of acceptances of the Offer of which it is aware, (ii) a running tally (reported to the Administrative Agent from time to time after the initial Borrowing hereunder, on the number of shares of the Target acquired by Bidco and (iii) the status of Bidco’s efforts to enter into a domination and profit and loss transfer agreement with the Target (the “Domination Agreement”).

(d) Unless the Target has been merged into Bidco or converted into a limited liability company, the Borrower shall cause Bidco to use all commercially reasonable efforts to enter into the Domination Agreement as soon as practicable after the Final Settlement Date (which efforts shall include, to the extent reasonably required in order to implement the Domination Agreement, the acquisition of additional shares or convertible debt in the Target) and shall cause Bidco not to terminate such Domination Agreement.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 11.04(b) that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

7.01 Liens. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on property of the Borrower or any Subsidiary on the Effective Date securing Indebtedness outstanding on such date;

(b) any Lien created under any Loan Document;

(c) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

(e) pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) Liens on the property of the Borrower or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the

Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(i) Liens arising out of any Qualified Receivables Transaction;

(j) any Lien on Margin Stock if and to the extent the value of all Margin Stock of the Borrower and its Subsidiaries exceed 25% of the value of the total assets subject to this Section; and

(k) Liens securing Indebtedness and other obligations (other than Indebtedness and other obligations secured by Liens described in any of the foregoing Sections 7.01(a) through (j)) in an aggregate principal amount not exceeding at any time $2,000,000,000.

7.02 Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit any of its Material Subsidiaries to, directly or indirectly, liquidate, dissolve, merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

(b) McKesson Canada or any Subsidiary of McKesson Canada may amalgamate with McKesson Canada or with any one or more of the Borrower’s Subsidiaries and any of the Borrower’s Subsidiaries may amalgamate with any one or more of the Borrower’s Subsidiaries;

(c) any Subsidiary may sell, transfer or exchange all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Wholly-Owned Subsidiary;

(d) the Borrower may convey, transfer, lease or otherwise dispose of all or substantially all of its pharmacology distribution business to a wholly-owned Domestic Subsidiary; and

(e) the Borrower may merge or consolidate with or into another Person, provided that (i) either (x) the Borrower shall be the continuing or surviving corporation or (y) (A) the successor Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged (the “Successor”) is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and (B) the Successor (if any) shall have expressly assumed all of the Borrower’s Obligations pursuant to documentation in form satisfactory to the Administrative Agent, and (ii) no Default or Event of Default is in effect immediately prior to or on the date of or would result from such merger or consolidation.

7.03 Use of Proceeds. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use the proceeds of any Loan, directly or indirectly, (a) to purchase or carry Margin Stock in contravention of Regulation U issued by the Board of Governors of the Federal Reserve, (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock in contravention of said Regulation U, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock in contravention of said Regulation U, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, in contravention of said Regulation U.

7.04 Maximum Debt to Capitalization Ratio. The Borrower shall not permit the ratio of Total Debt to Total Capitalization as at the last day of any calendar month to exceed 0.65 to 1.00.

7.05 Swap Contracts. The Borrower shall, and shall cause its Subsidiaries to, enter into Swap Contracts only in the ordinary course of business and not for any purpose other than for hedging an existing or anticipated underlying agreement.

7.06 The Offer.

(a) The Borrower shall not permit Bidco (without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)) (i) to amend, supplement, modify, waive or treat as satisfied any condition of the Offer, the Convertible Offer or the Private Sale or (ii) amend, supplement, modify or waive (A) any term of the Offer Document after submission to BaFin, (B) any term of the Convertible Offer Document after publication or (C) any term of the Purchase Agreement, or grant any consent under any of them, in each case in any respect that, in the aggregate, is materially adverse to the Lenders, provided that any amendment, supplement, modification, waiver or treatment as satisfied of any of the Key Offer Terms or Key Convertible Offer Terms (other than an amendment or supplement of an administrative or technical nature and other than in connection with a reduction of the Maximum Offer Consideration or the Maximum Convertible Offer Consideration) shall, in each case be deemed to be materially adverse to the Lenders. The Borrower shall not, without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), permit (i) the consideration to be paid to the shareholders of Target in connection with the Offer and to be paid under the Purchase Agreement to exceed, on a price or value per share basis, the Maximum Offer Consideration and (ii) the consideration per Convertible Bond to be paid to the holders of the Convertible Bonds in connection with the Convertible Bond Offer to exceed, on a price or value per bond basis, the Maximum Convertible Offer Consideration.

(b) Without prejudice to any of the above, without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Borrower shall not and shall not permit Bidco or any other Affiliate (or any person acting collectively with Borrower, Bidco or any of their Affiliates within the meaning of Section 2(5) of the German Takeover Act) to (i) enter into agreements which entitle them to demand the transfer of title to shares of the Target or Convertible Bonds if such agreements contain more or different closing conditions than the ones set forth in Section 4.2.1 of the Purchase Agreement unless the settlement of those agreements occurs no later than the Closing Date, (ii) take any actions or measures which would result in an attribution of voting rights pursuant to Section 30 of the German Takeover Act pursuant to Section 4.2.1(iii) of the Purchase Agreement without being able to legally ensure that such voting rights can be exercised by Bidco in the general meeting resolving upon the Domination Agreement; this shall apply mutatis mutandis to an attribution pursuant to Section 4.2.1(v)(C) of the Purchase Agreement or (iii) take any action to declare a special dividend of Target at any time prior to the execution of a Domination Agreement that would decrease the conversion price under any bond convertible into shares in the Target to the extent that it would conflict with the Borrower’s obligation under Section 6.12(d).

(c) The Borrower shall not permit Bidco to take any action or step (or permit the taking of any action or step) which may result in Bidco, the Borrower or any of its Subsidiaries being or becoming obliged to make a mandatory offer pursuant to Section 35 of the German Takeover Code.

(d) Except as required by law or regulation, the Borrower shall not, and not permit BidCo nor any of its other Subsidiaries to make any statement or announcement (other than in the Offer Document) which contains any information or statement concerning the Loan Documents or the Arrangers, Agents or Lenders without the prior consent of the Arrangers.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any undrawn commitment fee, duration fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained Section 6.04(a) or ARTICLE VII; or

(c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) in the case of any provision in ARTICLE VI, the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than any intercompany Indebtedness or any Indebtedness hereunder or under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 (such Indebtedness or Guarantee being a “Relevant Obligation”) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to observe or perform any other agreement or condition relating to, or contained in any instrument or agreement evidencing, securing or relating to, any Relevant Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder, holders, beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem Relevant Obligation to be made, prior to its stated maturity, or such cash collateral in respect of such Relevant Obligation to be demanded (provided that an Acquired Debt Default shall not constitute an Event of Default pursuant to this clause (i)(B) so long as such Acquired Debt Default is waived or cured, or the Relevant Obligation giving rise thereto is repaid, within 30 days of consummation of the transaction giving rise thereto) or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $100,000,000; or

(f) Insolvency; Voluntary Proceedings. The Borrower or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount in excess of $100,000,000 during the term of this Agreement, or (ii) there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds 7% of Net Worth; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j) Change of Control. (i) There occurs any Change of Control or (ii) Borrower cease to own, directly or indirectly, 100% of the stock of Bidco.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) subsequent to the Closing Date, declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [RESERVED]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, except in the case of Section 8.01(g)(i), in which case upon the expiration of the 60-day period mentioned therein if the curative action mentioned in such clause is not taken, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans and other Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under ARTICLE III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

8.04 Clean-up Period

During the period beginning on the Closing Date and ending on the later of (i) 90 days from and including the Closing Date and (ii) 60 days following the discovery by a Responsible Officer of Borrower of a Target Default (as defined below), which discovery occurs within the time period referred to in clause (i) (the “Clean-up Period”), none of the Administrative Agent or any Lender may (x) declare that a Default or an Event of Default has occurred (and no such Default or Event of Default will be deemed to otherwise exist hereunder during the Clean-Up Period or the Extended Period (as defined below)), or (y) terminate the Commitments or declare the Loans to be due and payable as a result solely of one or more Defaults or Events of Default described in Section 8.01, in each case, insofar as it relates to the Target or any of its Subsidiaries (including for the avoidance of doubt any Default or Event of Default arising under Section 8.01(e) with respect to the Relevant Obligations of the Target) (a “Target Default”); provided that:

(a) the event or circumstance giving rise to such Target Default, or the result of such Target Default, (i) directly relates to the Target or any of its subsidiaries (or any of their businesses, assets or liabilities), (ii) is capable of being cured or remedied during the Clean-up Period and (subject to any restrictions and limitations on the influence Bidco may exercise as shareholder of the Target pursuant to mandatory German corporate law) commercially reasonable steps are taken by the Borrower or Bidco to remedy it, (iii) could not reasonably be expected to have a Material Adverse Effect, (iv) has not been procured or approved by the Borrower or Bidco, and (v) was either not known by a Responsible Officer of the Borrower prior to the Effective Date or was disclosed or otherwise described in the financial statements and reports of the Target publicly filed prior to the Effective Date; and

(b) that the Administrative Agent and the Lenders shall be entitled to exercise any and all rights and remedies granted to them hereunder and under the Loan Documents with respect to any such Default or Event of Default that is still in existence after the expiration of the Clean-up Period.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE IX are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions other than the provisions of Section 9.06 relating to the Borrower’s consultation and notice rights.

(b) Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Persons were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, not have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent

and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.05 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or Persons. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.06 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which, in the case of the Administrative Agent, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Neither the Syndication Agent nor either of the Arrangers shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder. Without limiting the foregoing, none of the Lenders, the Syndication Agent or the Arrangers shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders, the Syndication Agent or the Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.

[RESERVED]

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) [reserved];

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or amend the definition of “Pro Rata Share” without the written consent of each Lender; or

(f) change any provision of this Section 11.01, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of the Lenders.

11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. All notices hereunder to the Borrower shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (or, to the extent permitted hereunder to be given by telephone, immediately confirmed in a writing so delivered, mailed or sent). Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile number, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. Furthermore, each Public Lender (as defined in Section 6.02) agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform (as defined in Section 6.02) in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials (as defined in Section 1.01) that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower which the Administrative Agent or Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with an Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees (i) to pay or reimburse the Administrative Agent, the Arrangers and the Syndication Agent for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket fees, disbursements and other charges of Davis Polk & Wardwell LLP) incurred in connection with the syndication of the credit facility provided for herein, and the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications and waivers thereto (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and documented Attorney Costs and (ii) to pay or reimburse the Administrative Agent, the Arrangers, the Syndication Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable and documented Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arrangers, the Syndication Agent or any Lender. All amounts due under this Section 11.04 shall be payable within 20 Business Days after demand therefor.

(b) Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented Attorney Costs of one counsel for all Indemnitees (and, if reasonably necessary, of one local counsel in any relevant jurisdiction for all Indemnitees) unless, in the reasonable opinion of an Indemnitee, representation of all Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the Transactions (including the Acquisition or any transaction in connection therewith), (ii) any Commitment, Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) such Indemnitee’s bad faith, gross negligence or willful misconduct or (y) non-tort claims by the Borrower against such Indemnitee that are successful on the merits as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (it being acknowledged that, for the avoidance of doubt, such required amounts do not include any fees arising solely from the Fee Letter), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought on the basis of total Loans and Commitments then outstanding) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Borrower shall nor any Indemnitee shall assert, and the Borrower and each Indemnitee hereby waives, any claim against the Borrower and any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 20 Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except in a transaction permitted under Section 7.02) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its undrawn Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s undrawn Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the undrawn Commitment and/or Loans subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 and increments of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption and (except in the case of an assignment by a Lender to its Affiliate) a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) (i) Any Lender may at any time, without the consent of or notice to any other Person, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) unless a Default or Event of Default has occurred and is continuing, the Borrower shall have approved the sale of participations to such Person (such approval not to be unreasonably withheld or delayed), (B) such Lender’s obligations under this Agreement shall remain unchanged; (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (D) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (E) such Lender complies with Section 11.06(d)(ii). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to Section 11.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Notwithstanding anything to the contrary in Section 11.14(a)(iii)(A), a Participant that would be a Foreign Lender if it were a Lender shall be entitled to the benefits of Section 3.01 as if it were a Lender if the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.14 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any Permitted Assignee and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (w) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (x) any Defaulting Lender; (y) any natural Person or (z) any person listed on Schedule 11.06 hereto; provided that with the consent of the Administrative Agent and the Arrangers the Borrower may from time to time after the date hereof update such list by removing Persons from such list or adding Persons that are competitors of the Borrower or affiliates of competitors of the Borrower to such list, it being understood that (x) such modifications to the list shall be made available to all Lenders, (y) the Administrative Agent shall have no responsibility for monitoring compliance with such list and (z) such list shall not be gvien retroactive effect.

(h) [RESERVED].

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section11.06, (a) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (b) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise. For purposes of this Section11.06(i), “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

(j) [RESERVED].

(k) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and Lenders agrees to maintain, and to cause its Affiliates (including any Related Parties) to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent reasonably required, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to obligations of the Borrower under the Loan Documents; (g) with the consent of the Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided, however, that to the extent permitted by applicable law or regulation, each of the Administrative Agent and Lenders agrees to notify the Borrower prior to (if reasonably practicable) or concurrently with its disclosure of such information to any third party pursuant to clauses (b), (c) and (f). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans.

For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of any information received from the Borrower after the date hereof (other than in connection with Section 6.03, all of which is acknowledged to constitute “Information” regardless of any marking as confidential), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) and such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to or indemnify any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W 8IMY pursuant to this Section 11.11(a) (other than with respect to the portion of any sums paid or payable to such Lender under any of the Loan Doucments with respect to which such Lender acts for its own account) or (B) to the extent that the obligation to pay or indemnify such additional amounts would not have arisen but for the failure of such Foreign Lender to comply with the provisions of Section 11.14(a); provided that if such Lender shall have satisfied the requirement of this Section 11.14(a) effective as of the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any subsequent change in any applicable law, treaty or governmental rule, regulation or order, or any subsequent change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.14(a).

(b) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Without duplication of Sections 11.14(a), Section 11.14(b) or Section 11.14(c), any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation identified in Sections 11.14(a), Section 11.14(b) or Section 11.14(c)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 11.14, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 11.14 shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(f) Each Lender shall severally indemnify the Borrower and the Administrative Agent, within ten days after demand therefor, for any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy or similar deficiency of any documentation required to be delivered by such Lender to the Borrower or Administrative Agent pursuant to Section 11.14. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent), whether or not such taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f). The agreements in this Section 11.14(f) will survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

11.15 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.17 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative

Agent nor the Lenders nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent nor the Lenders nor the Arrangers has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Administrative Agent, the Lenders or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MCKESSON CORPORATION

By:	/s/ Nicholas A. Loiacono
Name:	Nicholas A. Loiacono
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Zubin R. Shroff
Name:	Zubin R. Shroff
Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Zubin R. Shroff
Name:	Zubin R. Shroff
Title:	Director

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

SCHEDULE 1.01

SPECIFIED ASSET SALES

1)	The sale of all of the shares of McKesson Automation Inc. and certain assets related to the hospital automation business unit.

2)	The potential divestiture of the McKesson International Operations Group, a division of McKesson and a leading European provider of integrated clinical, financial and administrative software and service solutions.

S-1

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$2,750,000,000
Goldman Sachs Bank USA	$2,400,000,000
Goldman Sachs Lending Partners LLC	$350,000,000

Total:	$5,500,000,000

Schedule 2.01 – 1

SCHEDULE 5.11

SUBSIDIARIES AND INDEBTEDNESS SECURED BY LIENS

Part (a).

DOMESTIC/FOREIGN SUBSIDIARIES

Name

0939316 B.C. Unlimited Liability Company

0954428 B.C. LTD.

3071406 Nova Scotia Company

A.L.I. Technologies (Deutschland) Gmbh

Accident Injury Management Clinic (Hamilton-Rosedale) Inc.

AIM Health Group Inc.

AIM Specialty Clinics Inc.

AOR Management Company of Arizona, LLC

AOR Management Company of Missouri, LLC

AOR Management Company of Oklahoma, LLC

AOR Management Company of Pennsylvania, LLC

AOR Management Company of Virginia, LLC

AOR of Texas Management, LLC

AOR Real Estate, LLC

AOR Synthetic Real Estate, LLC

AORT Holding Company, Inc.

Beldere Corporation

Blue Medical Supply, Inc.

Bottomline Medical Solutions, LLC

Cancer Treatment Associates of Northeast Missouri, Ltd.

Carrollton Radiation Therapy Center, LLC

Cascade Medical Supply, Inc.

CCCN NW Building JV, LLC

CGSF Funding Corporation

CIM Centres d’Interventions Médicales Inc.

City Properties, S.A.

Claimone, LLC

Clinique Santé Corporation / Corporation Clinique Santé

Conscia Enterprise Systems Limited

Corporation Groupe Pharmessor/Pharmessor Group Corporation

Cougar I UK Limited

Cougar II UK Limited

Cougar III UK Limited

Crocker Plaza Company

Cypress Medical Products LLC

Schedule 5.11 – 1

D & K Healthcare Resources LLC

Delta Clinical Research, LLC

Dispensing Solutions Acquisition Corporation

Dispensing Solutions, Inc.

Distribution Pharmaplus Inc.

Dragonfly GmbH & Co. KGaA

Dragonfly Verwaltungs GmbH

DS Holdings, Inc.

DSRX, Inc.

Eagle Business Peformance Services, LLC

East Indy CC, LLC

Federal Medical Supplies, Inc.

Foremost de Venezuela, S.A. (Forvensa)

Foremost Iran Corporation

Foremost Shir, Inc.

Foremost Tehran, Inc.

Golden State Corporate Services LLC

Golden State Insurance Company Limited

Gulf South Medical Supply, Inc.

HBOC Medical Limited

Health Mart Systems, Inc.

HF Land Company

Infolab, LLC

Innovent Oncology, LLC

Insurance Solutions Group, Inc.

InteGreat, LLC

Intercal, Inc.

Keltman Pharmaceuticals, Inc.

KWS & P/SFA, Inc.

Linear Holdings, LLC

Linear Medical Solutions, LLC

Liquidlogic Limited

Macro Helix LLC

McKesson (Shanghai) Trading Company Limited

McKesson + Strategic Solutions ULC / Solutions Strategiques McKesson + ULC

McKesson Australia Pty Limited

McKesson Automation Canada Corporation

McKesson Automation Inc.

McKesson Automation Systems Inc.

McKesson Canada Corporation / La Corporation McKesson Canada

McKesson Canada Support Services Corporation / Corporation Services de Support McKesson Canada

McKesson Capital Funding Corporation

McKesson Capital LLC

Schedule 5.11 – 2

McKesson Central Fill LLC

McKesson China Holdings S.a.r.l.

McKesson Financial Holdings

McKesson Financial Holdings II

McKesson Funding Company of Canada

McKesson Health Management Services ULC/McKesson, Services de Gestion Sante ULC

McKesson Health Solutions Holdings LLC

McKesson Health Solutions LLC

McKesson Health Solutions Puerto Rico Inc.

McKesson High Volume Solutions Inc.

McKesson Information Solutions Canada Company

McKesson Information Solutions Capital S.a.r.l.

McKesson Information Solutions Finance S.a.r.l.

McKesson Information Solutions France S.A.S.

McKesson Information Solutions Holdings France S.a.r.l.

McKesson Information Solutions Holdings S.a.r.l.

McKesson Information Solutions Netherlands B.V.

McKesson Information Solutions Sweden AB

McKesson Information Solutions Topholdings S.a.r.l.

McKesson Information Solutions UK Limited

McKesson International Bermuda IP2A Limited

McKesson International Bermuda IP2B Unlimited

McKesson International Bermuda IP3A Limited

McKesson International Bermuda IP3B Unlimited

McKesson International Bermuda IP4A Limited

McKesson International Bermuda IP4B Unlimited

McKesson International Bermuda IP5A Limited

McKesson International Bermuda IP5B Unlimited

McKesson International Bermuda Opco1A Limited

McKesson International Bermuda Opco1B Unlimited

McKesson International Bermuda Opco3A Limited

McKesson International Bermuda Opco3B Unlimited

McKesson International Bermuda Opco4A Limited

McKesson International Bermuda Opco4B Unlimited

McKesson International Capital S.a.r.l.

McKesson International Holdings

McKesson International Holdings II S.a.r.l.

McKesson International Holdings III S.a.r.l.

McKesson International Holdings IV S.a.r.l.

McKesson International Holdings LLC

McKesson International Holdings S.a.r.l.

McKesson International Holdings SRL

McKesson International Holdings V S.a.r.l.

Schedule 5.11 – 3

McKesson International Holdings VII S.a.r.l.

McKesson International Malaysia Sdn Bhd

McKesson International S.a.r.l.

McKesson International SRL

McKesson International Sweden I AB

McKesson International Sweden II AB

McKesson International Sweden III AB

McKesson International Topholdings S.a.r.l.

McKesson Ireland

McKesson Israel Ltd.

McKesson Medical Imaging Company

McKesson Medical-Surgical Holdings Inc.

McKesson Medical-Surgical Inc.

McKesson Medical-Surgical International

McKesson Medical-Surgical MediMart Inc.

McKesson Medical-Surgical Minnesota Inc.

McKesson Medical-Surgical Minnesota Supply Inc.

McKesson Nederland B.V.

McKesson New Zealand

McKesson Pharmaceutical Holdings LLC

McKesson Pharmacy Optimization LLC

McKesson Pharmacy Systems Canada ULC

McKesson Pharmacy Systems LLC

McKesson Plasma and Biologics LLC

McKesson Property Company, Inc.

McKesson Specialty Arizona Inc.

McKesson Specialty Care Distribution Corporation

McKesson Specialty Distribution LLC

McKesson Specialty Health Innovative Practice Services, LLC

McKesson Specialty Health Pharmaceutical & Biotech Solutions, LP

McKesson Specialty Prescription Services (Atlantic) Corporation

McKesson Specialty Prescription Services (B.C.) Corporation

McKesson Specialty Prescription Services Corporation

McKesson Technologies Inc.

McKesson Technologies Holdings UK Limited

McKesson Technologies UK Limited

McKesson UK Holdings Limited

McQueary Bros. Drug Company, LLC

Med Fusion, LLC

MED3000 Group, Inc.

MED3000 Health Solutions of Lake Erie, LLC

MED3000 Health Solutions of the Virginias, LLC

MED3000 Health Solutions Southeast

Schedule 5.11 – 4

MED3000 Investments, Inc.

MED3000, Inc.

Medical & Vaccine Products, Inc.

Medicine Shoppe Atlantic Corporation

Medicine Shoppe Canada Corporation

Medicine Shoppe Canada Real Estate Corporation

Metropolitan Integrated Cancer Center, L.L.C.

MH/USON Radiation Management Company, LLC

MHD-USO General, LLC

MHD-USO Management Company, LP

Moore Medical LLC

MSA Products LLC

National Oncology Alliance, Inc.

National Rehab Equipment Inc.

NDCHealth Corporation

NDCHealth Pharmacy Systems and Services, Inc.

NexCura, LLC

Northstar Healthcare

Northstar Healthcare Holdings

Northstar Healthcare Singapore Pte. Ltd

Northstar Rx LLC

NR Direct, Inc.

NRE Holding Corporation

Oncology Rx Care Advantage, LP

Oncology Today, LP

Onmark, Inc.

P.O.C. Management Group, LLC

Parata Systems, LLC

Pathology Service Associates, LLC

Pathway Health Services, Inc.

Pediatric Health Alliance, L.L.C.

Pharmaceutical Integrated Research Corp.

Physician Reliance Network, LLC

Physician Reliance, LLC

Physician Sales & Service Limited Partnership

Physician Sales & Service, Inc.

Presbyterian Cancer Center-Dallas, LLC

Proclaim, Inc.

PSS China Sourcing Limited

PSS China Sourcing Shanghai Rep Office

PSS Global Holdings

PSS Global Sourcing CBT

PSS Global Sourcing Hong Kong Limited

Schedule 5.11 – 5

PSS Global Sourcing Limited

PSS Global Sourcing Limited

PSS HK 1 Limited

PSS Holding, Inc.

PSS Service, Inc.

PSS Southeast Asia Limited

PSS World Medical, Inc.

PST Services, Inc.

Purchasing Alliance for Clinical Therapeutics, LLC

Rebel Distributors Corp.

RMCC Cancer Center, LLC

S.K.U., Inc.

Scrip Pak, LLC

Select RX, LLC

SIVEM Pharmaceuticals ULC/SIVEM Produits Pharmaceutiques ULC

Southeast Texas Cancer Centers, LP

Stat RX USA, LLC

Sterling Medical Services, LLC

Strategic Health Alliance II, Inc.

Supplylogix LLC

System C Healthcare Limited

Texas Proton Therapy Center, LLC

The Oncology Portal, LLC

The Oregon Cancer Centers, Ltd.

Theratech, Inc.

Thriftymed, Inc.

Tyler Radiation Equipment Leasing, LLC

Unity Oncology, LLC

US Oncology Clinical Development, LLC

US Oncology Corporate, Inc.

US Oncology Holdings, Inc.

US Oncology Lab Services, LLC

US Oncology Reimbursement Solutions, LLC

US Oncology Research, LLC

US Oncology Specialty, LP

US Oncology, Inc.

WFCC Radiation Management Company, LLC

World Medical Government Solutions, LLC

Worldmed Shared Services, Inc.

Zee Medical Canada Corporation

Zee Medical, Inc.

Schedule 5.11 – 6

Part (b). Indebtedness in Excess of $50,000,000 Secured by Liens.

As of October 23, 2013, the Borrower and its Subsidiaries had no outstanding Indebtedness for borrowed money in excess of $50,000,000 secured by Liens.

Schedule 5.11 – 7

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

McKesson Corporation

One Post Street

San Francisco, CA 94104-5296

U.S.A.

Attention: Nicholas A. Loiacono, Vice President and Treasurer

Facsimile: (415) 983-8826

Website address: www.mckesson.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Contact for Payments and Requests for Loans:

Bank of America

Mail Code: NC1-001-05-46

One Independence Center

101 N Tryon St

Charlotte NC 28255-0001

Phone: 1.980.386.4308

Fax: 1.704.409.0599

Attention: James P. Hood III

Email: james.p.hood_iii@baml.com

Administrative Agent’s Contact for Other Notices:

Bank of America

Mail Code: CA5-701-05-19

1455 Market St

San Francisco CA 94103-1399

Phone: 1.415.436.3496

Fax: 1.415.503.5085

Attention: Joan Mok-Lau

Email: joan.mok@baml.com

A-1

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Bridge Term Loan Agreement, dated as of October 23, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among McKesson Corporation, a Delaware corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A borrowing of Loans	☐ A conversion of Loans

☐	A continuation of Loans

1.	On ☐ the Closing Date (a Business Day)

☐ (a Business Day).

2.	In the amount of $ .

3.	Comprised of [Eurodollar Rate Loans] [Base Rate Loans]. [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

MCKESSON CORPORATION

By:
Name:
Title:

A-1-2

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Senior Bridge Term Loan Agreement, dated as of October 23, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MCKESSON CORPORATION

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Bridge Term Loan Agreement dated as of October 23, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among McKesson Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                     of the Borrower, and that, solely in his/her capacity as the                     (and not in his/her individual capacity), he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in ARTICLE V of the Agreement, or which are contained in any certificate furnished at any time pursuant to the terms of this Agreement, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except for purposes of this Compliance Certificate, the representations and warranties contained in Section5.08(a) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Agreement, including the statements in connection with which the Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

MCKESSON CORPORATION

By:
Name:
Title:

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Section 7.04:

Maximum Total Debt to

Capitalization Ratio

1.	Total Capitalization
	(a)	Total Debt	$
	(b)	Capital stock and additional paid-in-capital	$
	(c)	Retained earnings (accumulated deficits)	$
	(d)	Sum of (a), (b) and (c):	$
2.	Ratio of Total Debt (Item 1(a)) to
Total Capitalization (Item 1(d)): :
3.	Maximum Ratio Permitted under Section 7.04:		0.65:1.00

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Senior Bridge Term Loan Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[Notwithstanding anything to the contrary in this assignment and assumption, in accordance with the JLA Letter, the Assignor agrees that, notwithstanding the sale and assignment hereunder to the Assignee, in the event that the Assignee becomes a Defaulting Lender, the Assignor shall promptly, upon written demand of the Administrative Agent or the Borrower, perform all obligations of the Assignee under the Credit Agreement with respect to the assigned Commitments (to the extent such obligations have not already been performed by the Assignee and subject to the conditions to performance set forth in the Credit Agreement. The foregoing shall not constitute a waiver or release of any claim the Assignor may have against the Assignee.]1

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	McKesson Corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Agreement

5.	Agreement:	The Senior Bridge Term Loan Agreement, dated as of October 23, 2013, among McKesson Corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and the other agents parties thereto
6.	Assigned Interest:

Commitments/Loans Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
	$	$		%
	$	$		%

[7.	Trade Date:	][2]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[1]	To be included with respect to assignments of Commitments if the Assignor is an Initial Lender (as defined in the JLA Fee Letter) and the Assignee is not a Permitted Assignee.
[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

Bank of America, N.A., as Administrative Agent

By:
Title:

[Consented to:

McKesson Corporation

By:
Title: ]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

SENIOR BRIDGE TERM LOAN AGREEMENT

DATED AS OF OCTOBER 23, 2013

AMONG

MCKESSON CORPORATION,

THE LENDERS PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2